Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Receives Approval for Expanded Production at Christensen Ranch and

Secures NRC Docketing for U.S. Conversion Facility

Uranium extraction has commenced at three new header houses, expanding ISR production capacity in Wyoming

Uranium Refining & Conversion Corp Achieves its First Nuclear Regulatory Commission Licensing Milestone

Corpus Christi, TX, March 23, 2026 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to announce it has secured State regulatory approval and commenced operating three additional header houses in wellfield 11 at Christensen Ranch. One additional header house is awaiting regulatory approval, and three more are under construction in wellfield 12 and 10-extension.

The three new header houses and continued wellfield development at Christensen Ranch will result in increased production capacity in Wyoming. In South Texas, the Burke Hollow mine is ready for operations and awaiting final approval from the Texas Commission on Environmental Quality that will enable its startup.

Taken together, the Company’s Wyoming and Texas operations, including recent approvals and ongoing construction, are expected to drive significant production expansion.

Brent Berg, Senior Vice President, U.S. Operations, stated:

“We sincerely appreciate the Wyoming Department of Environmental Quality for their cooperation, professionalism, and constructive engagement throughout the permitting process. With this approval, we have started uranium extraction at the new header houses enabling the planned increase in production volume at our Christensen Ranch operations.”

United States Uranium Refining & Conversion Corp Takes Key Step Toward Licensing

On March 18, 2026, United States Uranium Refining & Conversion Corp (“UR&C”), a wholly-owned subsidiary of UEC, received a Docket Number from the U.S. Nuclear Regulatory Commission (“NRC”) for its planned uranium conversion facility.

This follows the Company’s previously submitted Letter of Intent (“LOI”) to pursue a license under 10 CFR Part 40. The next step in the licensing process is the initial Pre-Application Engagement with the NRC.

The formal license application is expected to be submitted once engineering and design activities, currently underway with Fluor, are complete and a site has been selected. The siting process has identified several viable locations in various states that are under consideration. Multiple factors, including local incentives, workforce, utilities, highway, rail and port logistics and industry synergies, are evaluated in determining a preferred home for America’s newest uranium hexafluoride conversion facility.

This step represents a significant milestone for UEC on its path to becoming the only American vertically integrated nuclear fuel supplier, from mining to conversion, and supports the resiliency of the U.S. nuclear fuel supply chain. The LOI outlines the Company’s plan to develop a state-of-the-art American uranium refining and conversion facility, building on nearly two years of pre-feasibility and planning.

UR&C seeks to play a critical role in mitigating national security risks stemming from U.S. overreliance on foreign uranium imports. It also aligns with American energy dominance objectives, while aiming to supply an increasingly constrained conversion market.

About Uranium Energy Corp

Uranium Energy Corp is America’s largest and fastest growing uranium company. The Company controls the largest uranium resource base and the most licensed production capacity in the United States, totaling approximately 12 million pounds per year across its Wyoming and South Texas platforms. In Canada, the Company controls one of the most extensive land and resource portfolios in the Athabasca Basin, anchored by the Roughrider Project in Saskatchewan. Through its wholly owned subsidiary, United States Uranium Refining & Conversion Corp, UEC is pursuing domestic refining and conversion capabilities to further strengthen the U.S. nuclear fuel supply chain. UEC maintains a 100% unhedged uranium strategy, providing full exposure to uranium market fundamentals. The Company is managed by professionals with decades of experience across uranium exploration, development, production, and fuel cycle infrastructure.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: AØJDRR

ISN: US916896103

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, statements regarding: the Company's expectations and plans for its projects, including the impact of operations from the additional headers at Christensen Ranch, potential future licensing activities and the Company's plans and goals respecting UR&C. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to differ materially. These risks and uncertainties may include, among others: proposed exploration and development activities may not produce anticipated results; variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of necessary capital, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations; any deterioration in political support for nuclear energy or uranium mining; changes in government regulations and policies; changes in demand for nuclear power; any failure to obtain necessary permits and approvals from government authorities; weather and other natural phenomena; and the other risk factors set forth in the Company’s most recent annual report on Form 10-K and its other filings with the Securities and Exchange Commission, available under its profile at www.sec.gov. Many of these factors are beyond the Company’s ability to control or predict. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. Any forward-looking statement speaks only as of the date on which its made and the Company does not undertake any obligation to release publicly revisions to any forward-looking statement, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement.